Exhibit 99.1

For Immediate Release

Collegiate Pacific Increases Shareholder Equity by $7,250,000

Dallas, TX. Sept 30, 2004 — Collegiate Pacific (AMEX — BOO) today stated that its shareholder equity will increase by $7,250,000.

Michael Blumenfeld, CEO, stated “The acquisition of Kesslers Team Sports included the issuance of approximately 908,000 shares of Collegiate Pacific common stock. The Company had guaranteed the previous owners of Kesslers Team sports $7.25M upon sale of the shares. This guarantee was reflected as a liability referred to as “redeemable common stock” on our June 30, 2004 balance sheet. The Dickman family — previous owners of Kessler Team Sports — have decided to retain the majority of the Collegiate Pacific shares issued and to release Collegiate Pacific from the guarantee. As a result, the guarantee has been terminated and we will now re-class the $7.25M as an increase in stockholders’ equity. Stockholders’ equity will now increase to approximately $39.5m as compared to $6 million on June 30, 2003.”

“We take great pride in maintaining a debt free balance sheet while executing our current expansion plans. This strong financial condition increases our ability to react quickly to new opportunities.”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 4500 products to 65,000 existing customers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For additional information contact Michael or Adam Blumenfeld at 972 243 8100.